Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136506) of Evercore Partners Inc. of our report dated March 31, 2006, except for the effects of the restatement described in Note 2 to the combined and consolidated financial statements as to which the date is December 18, 2006 relating to the financial statements of Protego Asesores, S.A. de C.V., subsidiaries and Protego SI, S.C., which appears in this current report on Form 8-K.

PricewaterhouseCoopers, S.C.

Mexico City, Mexico

February 21, 2007